PURCHASE AGREEMENT
                    RE: ANGELES PROPERTIES XIV PROJECT 41


     THIS PURCHASE AGREEMENT (this "Agreement") is made as of January ______, 1998, (the "date of this Agreement") between ANGELES PROPERTIES XIV, a California limited partnership ("Seller") and MID-STATES DEVELOPMENT COMPANY, an Ohio general partnership ("Purchaser").

Section 1.     Description of Property: Agreement of Purchase and Sale.

          1.1 Purchase and Sale; Property. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and pay for, upon the terms and conditions contained in this Agreement, the following:

          1.1.1 The following real estate located in the City of Vandalia, County of Montgomery, State of Ohio and commonly referred to as follows:

     (a)  Project 41 located at 3981 - 3983 Image Drive, Vandalia, Ohio.

     The land respectively encompassed by said project is more fully described on Exhibits A-1 and A-2 attached hereto and incorporated by reference herein. All of the land described in Exhibits A-1 and A-2 is collectively hereafter referred to as the Land. The Land shall include all of Seller's rights therein and in any alleys, strips or gores, if any, adjoining the Land or any part thereof.

          1.1.2 Said project is improved with an office/industrial building containing approximately 128,800 gross square footage area, and includes all other buildings, structures, appurtenances, landscaping and other improvements on the Land (collectively, the "Improvements") (all of the Land and Improvements and the Personal Property, hereinafter defined, are referred to as the "Premises."
          1.1.3 Any building supplies, fuels, intangible rights wherever located including, but not limited to, all plans and specifications, surveys, studies and drawings related to the Premises, all transferable permits and licenses and all warranties and guarantees of contractors, suppliers, and manufacturers, all fixtures, machinery and equipment, heating, ventilating and air conditioning equipment and systems, plumbing and electrical equipment and systems, furnishings, furniture, alarm systems, sprinkler systems and all other tangible and intangible personal property that is owned by Seller and attached to, appurtenant to or located in or used in connection with the operation, management or maintenance of the Premises (all of the foregoing being collectively referred to as the "Personal Property");

          1.1.4 All right, title and interest of Seller in and to any air rights, riparian rights, easements, right-of-way, rights of ingress or egress, licenses or other interests in or to any land, highway, street, road or avenue, open or proposed, in, on, across, abutting or adjoining, the Land.

          1.1.5 Any and all other rights, privileges and appurtenances owned by Seller and in any way related to, or used in connection with, the operation, management, or maintenance of the Premises and/or the Personal Property; and

          1.1.6 All right, title and interest of Seller in and to any condemnation award or proceeds of insurance made or to be made in respect of the Premises or any of the other interests described above.

          1.1.7 All right, title and interest of Seller in and to all rents, income, revenues, issues and profits, leases and rental agreements affecting or pertaining to the Premises or any part thereof.

     1.2 The term "Property" as used in this Agreement shall mean all property, whether real or personal, tangible or intangible, set out and described above.

     1.3 Closing. The parties agree to consummate this purchase and sale and the transactions contemplated hereby ("Closing") on or before February 27, 1998 at 1:00 p.m., Eastern Standard Time, in the offices of the Title Company (hereinafter defined) in Dayton, Ohio, or at such other earlier date and time as may be agreed upon by the parties ("Closing Date" or "Date of Closing"). Purchaser and Seller agree to work toward an earlier Closing if conditions precedent to Closing can be reasonably accomplished by such earlier date.

Section 2.     Purchase Price.

     2.1  Purchase Price.     The total purchase price for the Property shall be
One Million Nine Hundred Thousand Dollars ($1,900,000.00) payable on the Closing Date by certified check, cashier's check, wire transfer or cash. The purchase price shall be allocated between the Land and Improvements as set forth in Exhibit B hereto (which, if not attached hereto at the time of execution, shall thereafter be agreed to by the parties and then attached to this agreement and shall become a part hereof).

     2.2 Disbursement of Purchase Price. The Purchase Price after adjustment for any prorations of taxes, assessments, rents, utilities or transfers of security deposits as provided herein and other customary closing adjustments and credits, shall be paid and disbursed at the Closing in the following manner:

               2.2.1 First, to payment in full of all loans secured by first mortgage liens on the Property or any part thereof. If Purchaser assumes any such loan, then the amount of the assumed loan shall be treated as a credit to the payment of the purchase price.

               2.2.2 Next to payment of all costs of sale to be paid by Seller, including, but not limited to, real estate commissions, pursuant to the terms hereof.

               2.2.3 Next, to the payment in full of the mortgage held by Miller-Valentine Realty, Inc. recorded at Microfiche 92-0650-D02 of the Montgomery County, Ohio mortgage records.

               2.2.4     Next to the payment in full of the loan
          secured by the mortgage held by Mid-States Development
          Company, recorded at Microfiche 85-1840-E06 and amended by document recorded at Microfiche 92-0651-B08 of the Montgomery County, Ohio mortgage records.

               2.2.5 Next, any remaining portion of the purchase price shall be distributed in satisfaction of any other liens and encumbrances on the Property.

               2.2.6 Any remaining balance of the purchase price shall be distributed as provided in the Property Operating and Management Agreement between Seller and Miller-Valentine Realty, Inc.

     2.3 Minimum Payment to Seller. Notwithstanding anything to the contrary provided herein, in no event shall Seller receive from the disbursement of the purchase price less than Five Thousand Dollars ($5,000).

Section 3.     Documents and Inspections.

     3.1 Seller's Deliveries. Upon execution of this Agreement to the extent not previously delivered, Seller shall deliver to Purchaser correct copies of each of the following document and materials:

          3.1.1 All of the agreements, oral or written, formal or informal, actually known by Seller to pertain to the ownership, management, maintenance and operation of the Property. The current manager of the Property, Miller-Valentine Realty, Inc., is authorized by Seller to turn over all such documents which it may possess to Purchaser and is further directed by Seller to cooperate in the closing of the transaction contemplated hereby.

          3.1.2 All plans, specifications and blueprints pertaining to the Improvements that are in Seller's possession.

          3.1.3 All certificates of occupancy, licenses, permits, authorizations and approvals, issued by all governmental authorities having jurisdiction over the Property, together with copies of all certificates issued by any local board of fire underwriters (or other body exercising similar functions), if available.

          3.1.4 All leases and rental agreements relating or pertaining to the Property or any part thereof in possession of Seller.

          3.1.5 Copies of any environmental audits or other reports concerning soil, ground water, underground tanks, subsurface conditions, environmental conditions or other matters concerning the Premises or any part thereof of which Seller is aware and in possession or control of such information or data.

     3.2 Entry for Inspection. Immediately upon the execution of this Agreement and thereafter continuously through the date of Closing, Seller shall make the Property available for inspection by Purchaser, and Purchaser's agents, employees and contractors. During that time, Purchaser may, at Purchaser's sole risk and expense, undertake a complete physical inspection of the Property as Purchaser deems appropriate. Purchaser agrees to indemnify and save Seller harmless against all liabilities, claims, damages, penalties, costs and expenses incurred by or asserted against Seller in connection with or arising out of the entry upon the Premises by Purchaser or Purchaser's employees, agents, or contractors. This obligation shall survive the consummation or termination of this Agreement.

     3.3 Inspection Period. Purchaser shall have until the date of Closing (the "Inspection Period"), in which to determine whether the condition and suitability of the Property and all of the items delivered to Purchaser pursuant to Section 3.1 are satisfactory to Purchaser. If the Property or any of such items is not satisfactory to Purchaser, Purchaser may elect not to purchase the Property by sending written notice of termination to Seller, postmarked not later than the date of Closing. In such event, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations that are expressly stated to survive expiration or termination of this Agreement.

Section 4.     Title and Survey.

     4.1 Title; Deed. Prior to Closing, Purchaser, at Purchaser's cost, shall obtain a commitment for an Owner's Policy of Title Insurance (the "Commitment") issued by Chicago Title Insurance Company (the "Title Company") and dated as of a current date, pursuant to which the Title Company shall commit to issue to Purchaser an ALTA Owner's Policy of Title Insurance in the amount of the Purchase Price, with all printed General Exceptions of Schedule B of the title policy form deleted, insuring in Purchaser marketable fee simple title to the Premises, subject only to the "Permitted Exceptions" as defined below. From the proceeds of sale, Seller shall pay for or reimburse Purchaser for the cost of such policy at Closing. At the Closing, and as a condition to Purchaser's obligations under this Agreement, the Title Company shall deliver or irrevocably commit to delivery to Purchaser the policy of title insurance in accordance with the Commitment. At Closing, Seller will convey the Premises to Purchaser by transferable and recordable limited warranty deed, conveying marketable title to Purchaser, or its nominee, free and clear of all defects, liens, claims encumbrances, easements, restrictions, covenants, conditions, encroachments, assessments (general or special) or any other exceptions, including but not limited to the printed General Exceptions of Schedule B of the title policy form, except for the following (the "Permitted Exceptions"):

          (a)  all legal highways.

          (b) Zoning, building and other laws, ordinances, codes and regulations that do not materially adversely affect the current use of the Property.

          (c) Easements, rights-of-way, covenants and restrictions of record, to the extent that such easements, right-of-way, covenants and restrictions do not interfere with, obstruct, or otherwise impair, in Purchaser's sole judgment, Purchaser's current or intended future use and enjoyment of the Property or Purchaser's plans for the future development of the Property;

          (d) Installments of real estate taxes and assessments which are a lien upon the Premises, but not yet due and payable; and

          (e)  Any mortgage assumed by Purchaser.

Any mortgage or other monetary lien on the Property not assumed by Purchaser is to be discharged and paid by Seller at the time of Closing. If funds are disbursed as set forth in Section 2.2, it shall be Purchaser's obligation hereunder to obtain releases of the security interests held on the Property or any part thereof by Mid-States Development Company or Miller-Valentine Realty, Inc.

     4.2  Survey.   Prior to Closing, Purchaser, at Purchaser's cost, shall
obtain such survey ("Survey") as is reasonably necessary to cause the title insurer to delete the survey exception from the title insurance policy and to satisfy the requirements of Purchaser's lender, if any, certified to Purchaser, the Title Company and Purchaser's lender, if any, showing all improvements, easements, roads, highways, and other restrictions affecting the Property.

     4.3  U.C.C. Searches.   Prior to Closing, Purchaser, at Purchaser's cost,
shall obtain current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of Ohio and the County Recorder's Office in Montgomery County, Ohio against Seller and against all prior owners of the Property during the past six (6) years. Such searches shall reveal that there are no claims or liens against any of those parties encumbering the Property. If claims or liens are revealed that do or could encumber the Property, then the cure and termination election provisions set forth below shall apply.

     4.4  Defects and Cure.

          4.4.1 The Commitment, the Survey and the Uniform Commercial Code searches described in Section 4.1 through 4.3 are referred to as the "Title Evidence." Prior to the Closing Date, Purchaser shall notify Seller of Purchaser's disapproval of any matter contained in the Title evidence after Purchaser's receipt of all of the Title Evidence and copies of the documents referred to in the Title Evidence as exceptions or exclusions from coverage. Except for real estate taxes that are to be prorated at Closing and mortgages and other monetary liens which, in any event and notwithstanding anything hereinafter to the contrary, shall be discharged and paid at Closing, Purchaser's failure to so notify Seller of disapproval of any matter shall be deemed approval of that matter. If the Title Evidence discloses, with respect to the Survey, conditions that will adversely affect Purchaser's current or future use or enjoyment of the Premises or Purchaser's plans for the future development of the Premises, with respect to the Title Commitment, matters other than the Permitted Exceptions, or with respect to the Uniform Commercial Code searches, liens or claims (collectively, "Defects"), those Defects shall, as a condition to Purchaser's obligations under this Agreement, be cured or removed from the Title Evidence prior to or at Closing. If Seller fails to cure and remove all Defects within fifteen (15) days after written notice, this Agreement
(1) may be terminated, at Purchaser's election, by written notice given to Seller within ten (10) days after expiration of the period allowed for cure. If necessary to allow the full time to cure or remove such defect, the date of Closing shall be extended accordingly; or (2) Purchaser may, at its sole election, proceed to close this transaction notwithstanding such defects. If this agreement is terminated as above provided in this Section 4, neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations that are expressly stated to survive consummation or termination of this Agreement.

Section 5.     Purchaser's Conditions to Closing.

     The obligation of Purchaser to close the transaction contemplated by this Agreement is subject to the following conditions, inserted for Purchaser's benefit and which may be waived by Purchaser at its sole option by notice to Seller.

     5.1 The representations and warranties of Seller contained in Section 6 of this Agreement shall be true on the date of Closing in all material respects as though those representations and warranties were made on that date.

     5.2 Seller shall not have breached any material affirmative covenant contained in this Agreement to be performed by Seller on or prior to the date of Closing.

     5.3 Purchaser shall have either affirmatively approved or shall have been deemed (pursuant to the provisions of Section 3 and 4) to have approved all of the matters set forth in Sections 3 and 4 in respect to which Purchaser has, under provisions of this Agreement, a right of inspection and/or approval; or, in the event Purchaser has delivered written objections to Seller in respect to any of those matters, Seller has remedied Purchaser's objections prior to Closing in the manner and within the time period provided in this Agreement, or Purchaser has waived same in writing.

     5.4 Seller shall have timely delivered to Purchaser in satisfactory form the documents and all other items referred to in Section 7 below.

     5.5 The Title Company shall at Closing have delivered or irrevocably committed itself in writing to deliver the Title Policy described in Section 4.1.

     5.6 Seller shall have obtained the agreement of holders of mortgages on the Property to release their respective liens against the Property at Closing in any case where such mortgage is not being paid in full, except that it shall be Purchaser's obligation to obtain releases from Miller-Valentine Realty, Inc. and Mid-States Development Company if liens held by either of them are not paid in full, so long as the proceeds of sale are disbursed as provided in Section
2.2 hereof.

     5.7 Purchaser, at its expense, shall determine that all legal highways do not interfere with, obstruct, or otherwise impair, in Purchaser's sole judgment, Purchaser's current or intended future use and enjoyment of the Property or Purchaser's plans for future development of the Property.

     5.8 Purchaser shall have received an environmental assessment satisfactory to Purchaser, as Purchaser in its sole discretion shall determine, evidencing that no condition of or concerning the Property causes or creates a situation or matter which violates or is not in compliance with any law, rule or regulation or ordinance which relates to protection of the environment or which, in Purchaser's sole judgment, would cause Purchaser to incur significant costs to correct any such matter, or to investigate such matter further to determine the potential impact thereof.

     5.9 Purchaser shall have obtained a commitment for financing in the amount of not less than $1,000,000 on terms no less favorable than those generally prevailing for commercial loans of similar size and on similar types to commercial property as the Property to a borrower of similar creditworthiness as Purchaser. The financing may include any combination of loans, loan assumptions, and lenders as Purchaser may determine appropriate. Purchaser agrees to promptly apply for and diligently proceed to obtain such financing. The closing of this transaction is contingent upon Purchaser's lender funding said loan commitment.

     5.10 If any of the conditions provided in this Section 5 are not satisfied or waived, or the time periods for satisfaction extended by Purchaser, then Purchaser shall have the right, in addition to any other right which it may have, to terminate this Agreement by notice delivered to Seller no later than the date of Closing or such earlier time as may be provided above. In the event of such termination, neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive consummation or termination of this Agreement.

Section 6.     Representations, Warranties and Covenants.


     6.1  Seller's Representations, Warranties and Covenants.    Seller
represents, warrants and covenants to Purchaser as of the date hereof as to the following matters, and shall be deemed to remake all of the following representations, warranties and covenants as of the date of Closing without further action on its part:

          6.1.1 The execution and delivery of this Agreement by Seller, the execution and delivery of every other document and instrument delivered pursuant to this Agreement by or on behalf of Seller, and the consummation of the transactions contemplated by this Agreement have been duly authorized and validly executed and delivered by Seller, and will not (a) constitute or result in the breach of or default under any written agreement to which Seller is a party or which affects the Property; (b) constitute or result in a violation of any order, decree or injunction with respect to which Seller and/or the Property is bound; (c) cause or entitle any party to have a right to accelerate or declare a default under any written agreement to which Seller is a party or which affects the Property; and/or (d) violate any provision of any municipal, state or federal law, statutory or otherwise, to which Seller or the Property may be subject.

          6.1.2 No attachments, execution proceedings, liens, assignments, bankruptcy, or insolvency proceedings are pending or, to the actual knowledge of Seller, threatened against Seller or the Property or contemplated by Seller, except such liens as may be specifically disclosed in the Commitment issued by the Title Company, which shall be released at Closing or assumed by Purchaser.

          6.1.3 Seller is not a party to any collective bargaining agreement as to any employees who are engaged by Seller with regard to the operation and maintenance of the Property. Purchaser is assuming no responsibilities or obligations whatsoever relative to any employees engaged by Seller with regard to the operation and management of the Property, and Seller indemnifies Purchaser from and against any and all obligations and other matters relative to such employees, whether arising or accruing on, before or after the date of Closing.

          6.1.4 Between the date of this Agreement and the date of Closing, no part of the Property will be sold, encumbered or transferred in favor of or to any other party whatsoever.

          6.1.5 There are no purchase contracts, options or any other agreements of any kind, oral or written, by which any person or entity other than Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, any part or all of the Property other than tenants of the Property, the leases and rental agreements which have been previously disclosed to Purchaser, and which do not contain any option to purchase the Property or any part thereof.

          6.1.6 Seller is a limited partnership duly organized and validly existing under California law and qualified to own property and transact business in Ohio, and the person(s) signing this Agreement on behalf of Seller have the power and authority to enter into and perform this Agreement in accordance with its terms; and at Closing Seller's execution and delivery of this Agreement and the consummation of this transaction by its general partners will have been duly authorized by all appropriate actions and proceedings. Evidence by Seller of the foregoing representation reasonably satisfactory to Purchaser's counsel shall be delivered at Closing, which evidence may include, but not be limited to, an opinion of Seller's counsel with respect to such matters.
          6.1.7 Seller owns good record and marketable, fee simple title to the Premises in recordable form, free and clear of any and all mortgages (except mortgages to be assumed, paid or released at closing), liens, encumbrances, claims, charges, equities, covenants, conditions, restrictions, easements, rights-of-way, or other matters, whether or not of record, except for Permitted Exceptions.

          6.1.8 Seller is not a foreign person as such term is used in Section 1445 of the Internal Revenue Code.

          6.1.9 Hazardous Materials. Seller represents and warrants to Purchaser that it has not received written notice from any federal, state or local governmental agency regarding Hazardous materials (as defined below) on, in, under or affecting the Property. Seller further represents and warrants to Purchaser that, to the best of Seller's knowledge, there has been no spill, release, discharge or disposal of Hazardous Materials on, in, under or affecting the Property. Seller further represents and warrants that, to the best of its knowledge, the soil and groundwater are not contaminated with Hazardous Materials. As used in this Agreement, the term "Hazardous Materials" means any hazardous or toxic substance, materials or waste which is or become regulated by any local governmental authority, any agency of the State of Ohio, or any agency of the United States Government. The term "Hazardous Materials" includes without limitation any material or substance which is (I) designated, defined or listed as a "hazardous substance" pursuant to the Federal Water Pollution Control Act (33 U.S.C. - 1251, et seq.), the Federal Resource Conservation and Recovery Act (42 U.S.C. - 9601, et seq.), or the Hazardous Materials Transportation Act (49 U.S.C. - 1801, et seq.); (ii) petroleum and any petroleum by-products; (iii) asbestos; or (iv) polychlorinated biphenyls.

          6.1.10 To the best knowledge of Seller, the Premises are not in violation of any zoning, subdivision, building or fire code, or any other applicable ordinance, statute, regulation or requirement of any governmental authority having jurisdiction thereof, and Seller has received no notice or order from any governmental authority as to such a violation.

     6.3 No Other Representations. Except as is expressly provided in this Agreement, Purchaser acknowledges that neither Seller nor any agent, attorney, employee or representative of Seller has made any representations as to the physical nature or condition of the Property.

     6.4 Survival. All of the representations, warranties and covenants made by Seller in Section 6.2 and elsewhere in this Agreement shall survive Closing for a period of one (1) year, except for the environmental representations, warranties and covenants which shall survive indefinitely. Unless Purchaser delivers notice to Seller of a breach of representation, warranty or covenant contained in Section 6.1 or elsewhere in this Agreement (other than a matter which relates to an environmental representation or warranty) within one (1) year of the date of Closing, the representation, warranty or covenant shall be of no further force or effect. Notwithstanding the foregoing, the covenants of limited warranty contained in Seller's deed shall survive indefinitely.

Section 7.     Closing and Transfer of Title.

     7.1 Seller's Documents; Other Deliveries. At Closing, Seller shall execute and/or deliver to Purchaser the following:

          7.1.2     A limited warranty deed to the Premises in accordance with
Section 4.1, conveying marketable title in recordable form to the Premises to Purchaser (or its nominee) free, clear and unencumbered, subject, however, to the Permitted Exceptions, and any mortgage assumed by Purchaser.

          7.1.3 A Bill of Sale with full warranties of title, conveying the Personal Property to Purchaser.

          7.1.4 An assignment of all warranties and guarantees with respect to the Property.

          7.1.5 An assignment of all leases and rental agreements concerning the Property or any portion thereof.

          7.1.6 Releases of all mortgages liens which are liens against the Premises. The parties recognize that the purchase price will not be sufficient to satisfy all mortgage liens on the Premises, but anticipate that certain of the lienholders will release their respective lien or liens for less than full consideration. If funds are distributed as provided in Section 2.2 hereof, then Purchaser shall be responsible for obtaining releases from Miller-Valentine Realty, Inc. and Mid-States Development Company. If satisfactory arrangements are not reached with any other lienholder who is not to be paid in full at Closing, then either party hereto may terminate this agreement by giving written notice to the other prior to Closing Date, and in such event. neither party shall have any further rights or obligations under this agreement other than those rights and/or obligations which are expressly stated to survive consummation or termination of this agreement.

          7.1.7 All other documents and instruments referred to in this Agreement which are to be delivered to Purchaser.

          7.1.8 An assignment of all permits, licenses and certificates and authority granted to Seller for the ownership, occupation and operation of the Property.

          7.1.9     All of the Personal Property.

          7.1.10 Documents satisfactory to Purchaser and the Title Company, indemnifying Purchaser and the Title Company from all liability and expense, including attorneys' fees, in connection with unfiled mechanics' liens in the event of any work being completed or performed, or material being furnished, at, on, or about the Property within ninety (90) days of the date of Closing.

          7.1.11 The originals of all blueprints, construction plans, specifications and plats for all of the Improvements or Seller's rights to any of the foregoing that are held by third parties, if available.

          7.1.12 An owner's affidavit as to mechanics' liens, parties in possession of the Premises, unrecorded agreements, and such other matters required by the Title Company as a condition to its deletion of the printed General Exceptions relating to such matters from the title policy.

          7.1.13 All consents that may be required from any third person or entity in connection with the sale of the Property.

          7.1.14 Such evidence of Seller's due authorization of this agreement and the transactions as contemplated hereby in form and substance as shall comply with the requirements set forth in Section 6.1.6.

          7.1.15 Such other documents or instruments as may be reasonably required by Purchaser or Purchaser's lender, if any, to cause such lender to fund and disburse the loan obtained by Purchaser to finance the purchase contemplated hereby or as may be reasonably necessary to effectuate Closing, including, but not limited to, a closing statement and affidavit of non-foreign status. All of the documents and instruments to be delivered by Seller shall be in form and substance reasonably satisfactory to counsel for Purchaser.

     7.2 Purchaser's Documents. At Closing, Purchaser shall execute and/or deliver to Seller the following documents:

          7.2.1 An assignment of leases and rental agreements, as described in 7.1.4 hereof, which shall include Purchasers assumption of the obligations of the Lessor thereunder.

          7.2.2. Such other documents and instruments as Seller or the Title Company shall reasonably request in order to consummate this transaction, or as may be reasonably necessary to effectuate Closing, including, but not limited to, a closing statement.

Section 8.     Possession.

     Seller shall deliver possession of the Property to Purchaser at Closing.

Section 9.     Prorations and Expenses.

     9.1 Proration of Real Estate Taxes and Assessments. At or prior to Closing, Seller shall pay all real estate taxes and assessments on the Property, including all penalties, which become due and payable prior to the date of Closing. The Seller shall have paid the June, 1997 installment of real estate taxes and assessments for the property. The December, 1997 installment of real estate taxes (due and payable in approximately February, 1998) shall be prorated as of the date of Closing, based upon the most recent tax bills issued by the Treasurer of Montgomery County, Ohio in accordance with the "short form" method of proration (as is the custom for property located in Montgomery County, Ohio). Purchaser shall pay the December, 1997 installment of real estate taxes and all
installments thereafter.   In computing the real estate tax proration, any
payment by Tenants of the Property pursuant to rental agreement and leases shall be taken into account.

     9.2 Utility Expenses and Other Expenses. Final reading on all gas, water and electric meters which are the responsibility of the Seller shall be made as of the date of Closing, if possible, and shall be transferred to Purchaser. Seller shall be responsible for payment of all utility charges arising before the Closing Date, Purchaser shall be responsible for payments of all such utility charges from and after the date of Closing. Purchaser shall be responsible for making all arrangements for the continuation of utility services. Seller shall pay all operating expenses which relate to the Property or any part thereof which relate to any period prior to the Closing and which are Seller's responsibility to pay, and Purchaser shall be responsible for all such expenses relating to any period on or after the Closing.

          The Property is currently being operated by Miller-Valentine Realty, Inc. ("Manager") for the Seller pursuant to an operating agreement effective March 2, 1992 ("Operating Agreement"). The parties will direct the Manager to utilize any funds of Seller which were received by Manager in connection with its management of the Property to satisfy any and all operating expenses which are Seller's responsibility hereunder. After payment of all such items and any other items under the Operating Agreement which are to be paid by Seller any remaining funds shall be applied in partial satisfaction of any obligation owing
by Seller to Purchaser or Miller-Valentine Realty, Inc.    Manager shall
disburse all funds of Seller which it is holding and provide an accounting of all receipts and payments within 60 days after Closing. If any item which is Seller's responsibility to pay cannot be exactly paid and determined, Manager shall make a reasonable estimation thereof, which shall be conclusive as between the parties hereto if exact determination cannot be made within such 60-day period.

     9.3 Security Deposits. Seller shall turn over to Purchaser all security deposits which Seller holds in connection with the Property at Closing, and Purchaser shall thereafter be responsible therefor and shall indemnify and hold Seller harmless in connection therewith.

     9.4 Rents. The parties will prorate as of the Closing all rents, and other income items arising from the Property, or any part thereof.

Section 10.    Condemnation or Casualty.

     10.1 Condemnation. If between the date of this Agreement and the date of Closing all or any portion of the Property is taken or is made subject to condemnation, eminent domain or other governmental or quasi-governmental acquisition proceedings, then the following provisions shall apply. In the event Seller receives a written notice from any governmental or quasi-governmental authority with powers of eminent domain to the effect that a condemnation as to any portion or all of the Property is pending or contemplated, Seller shall notify Purchaser promptly after receipt of the notice. If the proposed or pending condemnation is one that could reasonably be expected to render any portion of the Premises untenantable, then Purchaser may, upon receipt of notice of the event, cancel this Agreement at any time prior to Closing, in which event neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that Purchaser elects not to terminate, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected prior to the Closing by reason of the condemnation. In that event, this transaction shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the gross proceeds received by Seller, less reasonable out-of-pocket costs and reasonable attorneys' fees expended by Seller. If, however, Seller has not received any proceeds by reason of such condemnation prior to the Closing and Purchaser does not elect to terminate Purchaser's obligations under this Agreement, then the Closing shall take place without abatement of the Purchase price, and Seller shall assign and transfer to Purchaser at Closing by written instrument all of Seller's right, title and interest in any condemnation awards, less, however, the amount required to reimburse Seller for any of the out-of-pocket costs and reasonable attorneys' fees expended by Seller prior to the date of Closing.

     10.2 Casualty. In the event of substantial loss or damage to the Property prior to the Closing by fire or other casualty, Purchaser may, at any time after receipt of notice or knowledge of that event, cancel this Agreement, in which event neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that Purchaser shall not elect to terminate, or if the loss or damage is not "substantial," then this Agreement shall remain in full force and effect and Purchaser shall proceed to close and take the Property as damaged, in which event Purchaser shall be entitled to receive the insurance proceeds payable on account of such loss or damage plus a credit against the purchase price equal to the amount of any deductible, co-insurance or self-insurance carried by Seller, so that Purchaser shall receive, in effect, the full replacement cost of the loss or damage, as the cost is determined in the settlement with the insurer, or if there be no insurer, then based upon the actual costs or reasonable estimates of actual costs, as the parties shall reasonably agree, to completely and fully repair and replace such loss or damage. Seller and Purchaser shall each be entitled to participate in the settlement. As used in this Section 10.2, the term "substantial loss or damage" means any loss or damage resulting to the Property which the parties reasonably estimate will cost $100,000 or more to repair or restore.

Section 11.    Default.

     If the closing is not concluded due to failure of Purchaser to perform its obligations under this Agreement, Seller may terminate this Agreement by written notice to Purchaser, after which neither party shall have any further rights or obligations under this Agreement other than such rights or obligations that are expressly stated to survive consummation or termination of this Agreement.

     If the closing is not concluded due to failure of Seller to perform its obligations under this Agreement, Purchaser, at its option, may (a) elect to enforce the terms of this Agreement by action for specific performance or (b) terminate this Agreement by written notice to Seller, after which neither party shall have any further rights or obligations under this Agreement other than such rights or obligations that are expressly stated to survive consummation or termination of this Agreement.

Section 12.  Broker.

     Each party represents and warrants to the other that it has dealt with no agent or broker who has in any way participated in the sale of the Property other than Miller-Valentine Realty, Inc. Seller agrees to pay out of the purchase price the brokerage commission due Miller-Valentine Realty, Inc. in the amount of 2% of the purchase price. Any other fees or commissions that may be claimed shall be the sole responsibility of the party breaching the preceding warranty. Each party agrees to indemnify and hold harmless the other against any and all claims, judgments, costs of suit, attorneys' fees and other reasonable expenses that the other may incur by reason of any action or claim made against the other by any agent, advisor or intermediary appointed by or instructed by Seller or Purchaser as the case may be, arising out of this Agreement or sale of the Property to Purchaser. The foregoing indemnity shall survive Closing and delivery of the deed.

Section 13.  Binding Effect/Assignment.

     This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

Section 14.  Notices.

     All notices permitted or required under this Agreement shall be in writing, and shall be deemed properly delivered when deposited in the United States regular mail, postage prepaid, addressed to the parties at their respective addresses set forth below or as they may otherwise specify by written notice delivered in accordance with this Section:

     As to Purchaser:         Mid-States Development Company
                              4000 Miller-Valentine Court
                              Dayton, Ohio 45439
                              Attention: Vern Oakley


     As to Seller:            Angeles Partners XIV
                              c/o Insignia Financial Group, Inc.
                              One Insignia Financial Plaza
                              P. O. Box 1089
                              Greenville, South Carolina 29602
                              Attention: Ken Cobler

Section 15.  Expenses.

     Seller shall pay from the proceeds of sale the transfer and conveyance fee charged in connection with the conveyance of the Premises, provided that in no event shall Seller's payment of such expenses cause it to receive less than the amount specified in Section 2.3. Purchaser shall pay recording charges for the deed and any mortgages Purchaser may place upon the Premises. Each party shall pay for its own legal and accounting fees and incidental expenses.

Section 16.  Miscellaneous.

     16.1 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, any words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

     16.2 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part of this Agreement.

     16.3 Construction. No provisions of this Agreement shall be construed by any Court or other judicial authority against any party by reason of that party's being deemed to have drafted or structured the provisions.

     16.4 Entire Agreement. This Agreement constitutes the entire contract between the parties and supersedes all prior understandings, if any, there being no other oral or written promises, conditions, representations, understanding or terms of any kind as conditions or inducements to the execution of this Agreement and none have been relied upon by either party. Any subsequent conditions, representations, warranties or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties.

     16.5 Time of Essence.  Time is of the essence in this transaction.

     16.6 Governing Law. This Agreement shall be construed and the rights and obligations of Seller and Purchaser shall be determined, in accordance with the laws of the State of Ohio.

     16.7 Date of Agreement, Counterparts. The date of this Agreement shall be the date first above written, regardless of the dates on which Purchaser and Seller execute this Agreement. This Agreement may be executed in counterparts each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.

     WITNESS the execution hereof by Purchaser and Seller on the dates set forth below their respective signatures.

                              PURCHASER:

                              MID-STATES DEVELOPMENT COMPANY


                              By:/s/William Schneider
                              Its General Partner
                              Date: June 12, 1998


                              SELLER:

                              ANGELES PROPERTIES XIV, a California Limited
                              Partnership

                              By: ANGELES REALTY CORPORATION II, INC., a
                              California corporation and general partner of Angeles Properties XIV

                              By: /s/Robert D. Long, Jr.
                              Its: Vice President
                              Date: June 10, 1998




                                  EXHIBIT A

                          PROJECT LEGAL DESCRIPTIONS




                                   EXHIBIT B

                           PURCHASE PRICE ALLOCATION


      PROJECT              LAND              BUILDING              TOTAL

        41                325,000            1,575,000         $1,900,000.00